Exhibit 10.3
GREEN PLAINS INC.
RESTRICTED STOCK AGREEMENT
This Restricted Stock Agreement (the “Agreement”) is made this ___ day of ____, 20__ to ____________________ (the “Grantee”) and evidences the grant by Green Plains Inc., an Iowa corporation (the “Company”) of a Restricted Stock Award (the “Award”) to the Grantee on the date hereof (the “Date of Grant”) pursuant to the Company’s 2019 Equity Incentive Plan, as amended (the “Plan”). By accepting the Award, the Grantee agrees to be bound in accordance with the provisions of this Agreement and the Plan. Capitalized terms used but not defined herein shall have the same meaning as in the Plan.
1.    Shares Awarded and Restrictions on Shares. The Grantee is hereby awarded the following number of shares (the “Restricted Shares”) of the Company’s Common Stock (“Common Stock”), $.001 par value, subject to forfeiture and to the restriction on the rights of sale and transfer set forth in this document, the provisions of which are hereby incorporated in this document by reference:

Number of Restricted Shares:
This award is not effective unless accepted by Employee in the E*Trade system. The term “Restricted Shares” shall include all shares of Green Plains Common Stock issued in respect to the Restricted Shares which result from stock splits, stock dividends, division of shares, or other capital structure changes.
2.    Sale or Transfer Restrictions. All Restricted Shares shall be held by the Grantee without the rights of sale or transfer, and are subject to forfeiture as provided in paragraph 3, below, until the dates shown on the schedule below, when such restrictions shall lapse. The award shall become fully vested and all restrictions shall lapse according to the schedule shown below:

Number of Shares	Vesting Date
000	____, 20__
000	____, 20__
000	____, 20__
3.    Employment Requirement. In the event of Grantee’s Termination of Service prior to any date specified in Paragraph 2, above, the Restricted Shares for which restrictions shall not have lapsed will be forfeited by the Grantee and become the property of the Company.
4.    Sale or Transfer Restrictions. The Restricted Shares shall be owned by the Grantee without the rights of sale or transfer and subject to forfeiture as provided in Paragraph 3 until the date shown above when such restrictions shall lapse.
5.    Shares of Record. The Company will cause the number of awarded shares to be recorded in book entry format in the name of the Grantee on the shareholder records of the Company. No certificate or certificates evidencing the Restricted Shares will be issued in the name of the Grantee until such time as the restrictions shall lapse. By execution of this agreement and the acceptance of the Restricted Shares, Grantee authorizes the Company to cause the cancellation of the Restricted Shares in the event of forfeiture. If requested by Company the Grantee will deliver to the Company a stock power, executed in blank, covering the Restricted Shares. When the prohibited sale and transfer restrictions lapse under Paragraph 2 with respect to the Restricted Shares, provided the Restricted Shares have not been forfeited under Paragraph 3, the Company shall deliver to the Grantee a stock certificate for the number of Restricted Shares reduced by the number of shares of Common Stock having a value equal to the amount required pursuant to Paragraph 7 to be withheld for taxes upon the lapse of restrictions.
6.    Voting and Other Rights of Restricted Shares. Upon the book entry in the records of the Registrar representing the Restricted Shares, the Grantee shall have all of the rights of a stockholder of the Company, including the right to receive dividends (excluding stock dividends during the restriction period) and to vote the Restricted Shares until such shares may have been forfeited to the Company as provided in Paragraph 3.

7.    Taxes. The Grantee will be solely responsible for any federal, state, local or payroll taxes imposed in connection with the granting of the Restricted Shares or the delivery of the shares pursuant thereto, and the Grantee authorizes the Company or any Subsidiary to pay any withholding for taxes which the Company or any Subsidiary deems necessary or proper in connection therewith. The Company shall convert shares deemed necessary with such value based on the last sale price of the shares reported by NASDAQ on the date the amount of tax to be withheld is to be determined (i.e., when the restrictions lapse pursuant to Paragraph 2). The Company shall pay the dollar value of the withheld shares as withholding to applicable tax authorities.
8.    Beneficiary. The Grantee may designate a beneficiary or beneficiaries and may change such designation from time to time within E*Trade. No such designation shall be effective unless received prior to the death of the Grantee. In the absence of such designation or if the beneficiary so designated shall not survive the Grantee, the certificate or certificates shall be delivered to the estate of the Grantee.
9.    Changes in Circumstances. It is expressly understood and agreed that the Grantee assumes all risks incident to any change hereafter in the applicable laws or regulations or incident to any change in the market value of the Restricted Shares after the date hereof.
10.    Committee Authority. Any questions concerning the interpretation of this Award Agreement or the Plan, and any controversy which arises under this Award Agreement or the Plan shall be settled by the Compensation Committee in its sole discretion. All determinations and decisions of the Compensation Committee shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.
11.    Governing Law. Where applicable, the provisions of this Award Agreement shall be governed by the contract law of the State of Iowa.
12.    Clawback. This Award is subject to the terms of the Company’s Clawback Policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances required repayment or forfeiture of the Award or any shares of Common Stock or other cash or property received with respect to the Award (including any value received from a disposition of the shares acquired upon payment of the Award).
Notwithstanding anything to the contrary herein, vesting of this award shall occur, in the case of circumstances set forth in Appendix A as set forth therein.
To confirm the foregoing, please accept in the E*Trade system no later than ____ __, 20__, the final date for acceptance.

APPENDIX A
VESTING

•Termination with cause prior to the end of the Vesting Period: forfeited

•Resignation prior to end of the Vesting Period: forfeited

•Termination without cause prior to the end of the Vesting Period: pro-rata vesting

•Termination of employment without cause or resignation for Good Reason, within 24 months following and/or in connection with a change of control prior to the end of the Vesting Period: full vesting effective the date of Termination of Service

•Death or disability prior to the end of the Vesting Period: full vesting at date of death or disability

•Retirement at age 55 or later with ten or more years of continuous service: vesting continues subject to adherence with restrictive covenants; grants outstanding less than 12 months at time of retirement pro-rated based on portion of 12 months worked.

Good Reason definition. For those with employment agreements, the definitions and terms therein shall apply. For those without employment agreements, Good Reason shall mean: any of the following if the same occurs without Grantee’s express written consent: (a) a material diminution in Grantee’s base salary as of the date of the Award, which for such purposes shall be deemed to exist with a reduction of greater than fifteen percent (15%), other than a salary reduction generally applied to all executives as a part of a company- wide effort to enhance the Company’s financial condition ; (b) a material diminution in Grantee’s authority, duties, and responsibilities; (c) a material change in the geographic location (defined as greater than fifty (50) miles from Omaha, NE) at which Grantee must perform the services; or (d) any material reduction or other adverse change in Grantee’s benefits, in the aggregate, under any applicable and properly approved compensation plan or arrangement without the substitution of comparable benefits. To terminate for Good Reason, a Grantee must incur a termination of employment on or before the second (2nd) anniversary of the initial existence of the condition. Grantee shall be required to provide notice to the Company of the existence of any of the foregoing conditions within 60 days of the initial existence of the condition, upon the notice of which the Company shall have a period of 30 days during which it may remedy the condition.